UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 22, 2009
Rent-A-Center, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	0-25370 (Commission File Number)	45-0491516 (IRS Employer Identification No.)
5501 Headquarters Drive
Plano, Texas 75024
(Address of principal executive offices, including zip code)
(972) 801-1100
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
William S. Short resigned his position as Executive Vice President — Operations of Rent-A-Center, Inc. (the “Company”) effective as of July 22, 2009. Mr. Short was a named executive officer of the Company for the fiscal year ending December 31, 2008. Mr. Short’s resignation is deemed a termination without “cause” pursuant to an executive transition agreement between Mr. Short and the Company. Accordingly, Mr. Short is entitled to certain payments and benefits including:
•	unpaid but earned base salary through July 22, 2009;

•	a pro rata bonus calculated based upon Mr. Short’s bonus amount from 2008; and

•	one and one half times the sum of Mr. Short’s highest annual rate of salary during the previous 24 months, and his average annual bonus for the two preceding calendar years.
For additional information regarding Mr. Short and the executive transition agreement, please refer to the Company’s proxy statement dated April 1, 2009.
In addition, Mr. Short will (i) comply for a period of two (2) years with certain post-employment covenants, including non-compete and confidentiality obligations, pursuant to the loyalty and confidentiality agreement between Mr. Short and the Company, and (ii) release any claims he may have against the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.
Date: July 24, 2009
By:	/s/ Ronald D. DeMoss
Ronald D. DeMoss
Executive Vice President — General Counsel and Secretary